Exhibit 99.1

NEWS RELEASE	Investor Relations 314/994-2916

FOR IMMEDIATE RELEASE

Arch Resources Reports Third Quarter 2022 Results

Generates $454.1 million in cash provided by operating activities

Declares a quarterly cash dividend of $206.4 million, or $10.75 per share

Deploys $76.8 million to repurchase 428,864 shares along with incremental convertible debt

ST. LOUIS, October 27, 2022 – Arch Resources, Inc. (NYSE: ARCH) today reported net income of $181.0 million, or $8.68 per diluted share, in the third quarter of 2022, compared with net income of $89.1 million, or $4.92 per diluted share, in the prior-year period. Arch had adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations (ARO), and non-operating expenses (“adjusted EBITDA”) 1 of $223.0 million in the third quarter of 2022, which included a $12.3 million non-cash mark-to-market gain associated with its coal-hedging activities. This compares to $131.6 million of adjusted EBITDA in the third quarter of 2021, which included a $19.6 million non-cash mark-to-market loss associated with its coal-hedging activities. Revenues totaled $863.8 million for the three months ended September 30, 2022, versus $594.4 million in the prior-year quarter.

In the third quarter of 2022, Arch made significant progress on numerous strategic priorities and objectives, as the company:

•	Generated $454.1 million in cash provided by operating activities, increasing the total year to date to more than $1.0 billion
•	Generated $412.7 million in discretionary cash flow, defined as cash provided by operating activities minus capital expenditures
•	Declared a fourth quarter cash dividend of $206.4 million, or $10.75 per share
•	Deployed a total of $76.8 million to repurchase 428,864 shares of common stock as well as to extinguish incremental convertible debt and thus avoid future dilution
•	Increased the aggregate amount deployed in the capital return program since its February relaunch to $677.8 million, inclusive of the just announced December dividend
•	Increased by $9.4 million the amount of debt reduction the company has achieved in 2022, bringing the total to $426.9 million, or 71 percent, since the beginning of the year
•	Increased its net cash position by $228.5 million, ending the quarter with a balance of $323.4 million

1 Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

“During the third quarter, the Arch team delivered solid results and generated discretionary cash flow of $412.7 million in support of our capital return program relaunched in February, while successfully progressing through isolated geologic issues in our core metallurgical segment and navigating ongoing rail service challenges in our legacy thermal franchise,” said Paul A. Lang, Arch’s chief executive officer and president. “Since the beginning of the year, we have generated more than $1.0 billion in operating cash flows; deployed a total of $677.8 million under our capital return program inclusive of the December 2022 dividend; fortified the balance sheet via the reduction of $426.9 million of indebtedness; contributed $110 million to our industry-first thermal mine reclamation fund, increasing the balance to the target level of $130 million; and grown our net cash position to $323.4 million. In short, we are continuing to deliver on our clear, consistent and actionable plan to maximize shareholder value, while laying the foundation for ongoing robust cash generation and strong capital returns in the future.”

Based on the continuing strength in Arch’s operating performance and in keeping with its capital return formula, the board has declared a total quarterly dividend of $206.4 million, or $10.75 per share, which is equivalent to 50 percent of Arch’s third quarter discretionary cash flow. In addition, the board intends to continuously evaluate – and drive forward with – the most value-creating uses for the “other 50 percent” of the company’s discretionary cash flow, including additional share buybacks.

“Today’s dividend declaration – in conjunction with the significant capital we have already returned to stockholders since relaunching the capital return program in February – underscores the board’s confidence in the company’s future outlook, and stands as compelling evidence of Arch’s significant and ongoing cash-generating capabilities,” Lang said.

Financial and Liquidity Update

Arch ended the third quarter with cash, cash equivalents and short-term investments of $501.0 million and total liquidity of $593.4 million. The company reduced its outstanding indebtedness by an additional $9.4 million during the third quarter, ending the period with total indebtedness of just $177.6 million. The company had a net positive cash position of $323.4 million at September 30, 2022.

As indicated, Arch invested $57.5 million to repurchase 428,864 shares during the quarter, or 2.3 percent of shares outstanding at June 30, 2022, at an average price of $134.07 per share. In addition, the company deployed $19.3 million to repurchase convertible debt securities with an aggregate principal amount of $4.7 million, thus avoiding future stock dilution of more than 101,000 shares. In total, Arch has now extinguished approximately 84 percent of its convertible debt securities.

"We are pleased with our ongoing progress on both major tenets of our capital return program – the robust quarterly dividend program as well as the deployment of the remaining 50 percent of discretionary cash flow towards share repurchases and other value-creating uses,” said Matthew C. Giljum, Arch’s chief financial officer.

Capital Allocation Model

In February 2022, Arch announced a new capital allocation model that includes the return to stockholders of 50 percent of the prior quarter's discretionary cash flow – defined as cash flow from operating activities after contributions to the thermal mine reclamation fund and less capital expenditures – via a variable quarterly cash dividend in conjunction with a fixed quarterly cash dividend.  The company plans to deploy the remaining discretionary cash flow for use in share buybacks, the repurchase of potentially dilutive securities, special dividends, and/or capital preservation.

Arch generated $454.1 million in cash provided by operating activities in the third quarter, reflecting solid operating results, a still-strong market environment, a significant reduction in working capital, and a $30 million contribution to its thermal mine reclamation fund. The company deployed $41.4 million for capital expenditures, resulting in total discretionary cash flow for the quarter of $412.7 million. The third quarter dividend payment of $10.75 per share – which includes a fixed component of $0.25 per share and a variable component of $10.50 per share – is payable on December 15, 2022 to stockholders of record on November 30, 2022.

While the board continuously evaluates the optimal use of the discretionary cash flow remaining after the announced cash dividend payment, it views share buybacks as an effective means of returning capital to stockholders and views Arch stock as an attractive investment option.

As of September 30, 2022, Arch had $442.5 million of remaining authorization under its existing $500.0 million share repurchase program.

Operational Update

“The Arch team generated strong operating cash flow in both our core metallurgical and legacy thermal segments during the third quarter, even as it navigated through persistent rail service challenges at the western mines, continuing inflationary pressures, and isolated geologic issues in our coking coal portfolio,” said John T. Drexler, Arch’s chief operating officer. “Importantly, and as anticipated, the Leer South mine progressed into better geology in September – and has continued to execute at an improved productivity level in October – after managing through localized, difficult cutting conditions in July and August. We are now intensifying our focus on increasing efficiency and driving down unit costs in our premier coking coal portfolio.”

		Metallurgical
	3Q22	2Q22	3Q21
Tons sold (in millions)	1.9	2.1	2.0
Coking	1.8	2.1	1.8
Thermal	0.1	0.1	0.2
Coal sales per ton sold	$181.34	$286.40	$128.77
Coking	$189.50	$294.28	$137.99
Thermal	$23.87	$16.16	$30.07
Cash cost per ton sold	$100.27	$98.95	$68.84
Cash margin per ton	$81.07	$187.45	$59.93

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures." Mining complexes included in this segment are Leer, Leer South, Beckley and Mountain Laurel.

Despite a significant step-down in coking coal prices, higher-than-anticipated unit costs related to the previously mentioned geologic issues, and inflationary pressures on labor and materials, the metallurgical segment again generated robust cash margins during the third quarter. Arch expects coking coal shipments to increase modestly in the fourth quarter when compared to third quarter levels, but has adjusted down full-year volume guidance to reflect ongoing logistical disruptions.

	Thermal
	3Q22	2Q22	3Q21
Tons sold (in millions)	18.4	17.8	19.0
Coal sales per ton sold	$19.94	$19.62	$13.38
Cash cost per ton sold	$14.76	$14.48	$10.70
Cash margin per ton	$5.18	$5.14	$2.68

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures." Mining complexes included in this segment are Black Thunder, Coal Creek and West Elk.

Even with continued poor western rail performance in the Powder River Basin during the third quarter, Arch’s legacy thermal segment again generated robust amounts of cash – capitalizing on its strong book of domestic business, highly advantageous export markets and solid cost control.

Strategic Plan for Legacy Thermal Assets

During the third quarter, Arch continued to deliver on its dual objectives of driving forward with an accelerated reclamation plan at its legacy thermal operations, while simultaneously harvesting cash from these assets. During the quarter, the legacy thermal segment delivered $96.8 million in segment-level adjusted EBITDA, while expending $4.6 million in capital. Over the past 24 quarters, Arch’s thermal operations have contributed just under $1.2 billion in segment-level adjusted EBITDA, while expending $123.2 million in capital.

As previously discussed, Arch has also created a thermal mine reclamation fund that it is using to pre-fund and defease the long-term mine closure and reclamation obligations of its Powder River Basin operations. Inclusive of a $30 million contribution to this fund in the third quarter, the company has now reached its initial target funding level of $130 million, matching the asset retirement obligation at the Black Thunder mine.

ESG Update

During the third quarter, Arch maintained its exemplary environmental, social and governance (ESG) performance. Through the first nine months of 2022, Arch’s subsidiary operations have achieved an aggregate total incident rate approximately 3.5 times better than the industry average. In addition, the company recorded no environmental violations during the third quarter while extending its string of zero water quality exceedances to 31 months.

Significantly, the Coal Creek mine – where the Arch team has completed roughly 75 percent of final reclamation work over the course of the past 21 months – was honored by the state of Wyoming with the 2022 Excellence in Mining Reclamation Award.

Market Update

Coking coal prices remain at strong levels even after a step-down from the historic levels achieved in the first half of 2022. The principal driver behind this recent erosion, Arch believes, is slowing economic growth across most of the world, which is having the predictable knock-on effect on global steel markets. For the first nine months of 2022, global hot metal production declined approximately 4 percent, according to the World Steel Association, and those pressures appear likely to persist throughout the balance of the year.

While contracting steel output represents a drag on coking coal markets, other dynamics are acting to counterbalance that impact somewhat. The first of these is still-weak coking coal production and shipping levels globally.  Coking coal exports out of Australia – traditionally the source of more than 50 percent of seaborne coking coal supply – continue to undershoot already depressed 2021 levels.  Additionally, the war in Ukraine threatens to trim Russian coking coal exports in coming quarters, and U.S. and Canadian export levels are up only modestly year-to-date despite the strong price environment.

In addition, strong international thermal markets are acting to buttress coking coal prices, while simultaneously creating attractive seaborne opportunities for Arch’s legacy thermal products. Arch has sold a total of more than 200,000 tons of coking coal to thermal customers for delivery in the fourth quarter, and is actively exploring opportunities for 2023.

Looking Ahead

“With our top-tier metallurgical portfolio, Arch is exceptionally well-positioned to capitalize on constructive coking coal market dynamics, while continuing to harvest robust amounts of cash from our highly competitive and significantly de-risked legacy thermal segment,” said Lang. “Given the tremendous progress we have made in reducing our risk profile and enhancing our financial flexibility, we believe the stage is set heading into 2023 to continue to generate significant amounts of discretionary cash flow and to reward stockholders via the return of this cash according to the clearly articulated tenets of our capital return formula.”

	2022
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	7.2	-	7.6
Thermal	72.0	-	74.0
Total	79.2		81.6

Metallurgical (in millions of tons)
Committed, Priced Coking North American			1.0	$207.06
Committed, Unpriced Coking North American			0.1
Committed, Priced Coking Seaborne			5.1	$251.69
Committed, Unpriced Coking Seaborne			1.1
Total Committed Coking			7.3

Committed, Priced Thermal Byproduct			0.4	$44.97
Committed, Unpriced Thermal Byproduct			-
Total Committed Thermal Byproduct			0.4

Average Metallurgical Cash Cost				$93.00 - $96.00

Thermal (in millions of tons)
Committed, Priced			72.8	$19.67
Committed, Unpriced			0.4
Total Committed Thermal			73.3
Average Thermal Cash Cost				$14.00 - $14.50

Corporate (in $ millions)
D,D&A	$130.0	-	$135.0
ARO Accretion	$18.0	-	$21.0
S,G&A - cash	$75.0	-	$79.0
S,G&A - non-cash	$25.0	-	$28.0
Net Interest Expense	$16.0	-	$18.0
Capital Expenditures	$150.0	-	$160.0
Tax Provision (%)	Approximately 0%

Note: The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP Segment cash cost per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include transportation costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts transportation costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. In addition, the impact of hedging activity related to commodity purchases that do not receive hedge accounting and idle and administrative costs that are not included in a reportable segment are additional reconciling items for Segment cash cost per ton sold. Management is unable to predict without unreasonable efforts the impact of hedging activity related to commodity purchases that do not receive hedge accounting due to fluctuations in commodity prices, which are difficult to forecast due to their inherent volatility. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results. Idle and administrative costs that are not included in a reportable segment are expected to be between $10 million and $20 million in 2022.

Arch Resources is a premier producer of high-quality metallurgical products for the global steel industry. The company operates large, modern and highly efficient mines that consistently set the industry standard for both mine safety and environmental stewardship. Arch Resources from time to time utilizes its website – www.archrsc.com – as a channel of distribution for material company information. To learn more about us and our premium metallurgical products, go to www.archrsc.com.

Forward-Looking Statements: This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and future plans, and often contain words such as “should,” “could,” “appears,” “estimates,” “projects,” “targets,” “expects,” “anticipates,” “intends,” “may,” “plans,” “predicts,” “believes,” “seeks,” “strives,” “will” or variations of such words or similar words. Actual results or outcomes may vary significantly, and adversely, from those anticipated due to many factors, including: impacts of the COVID-19 pandemic; changes in coal prices, which may be caused by numerous factors beyond our control, including changes in the domestic and foreign supply of and demand for coal and the domestic and foreign demand for steel and electricity; volatile economic and market conditions; operating risks beyond our control, including risks related to mining conditions, mining, processing and plant equipment failures or maintenance problems; weather and natural disasters; the unavailability of raw materials, equipment or other critical supplies, mining accidents, and other inherent risks of coal mining that are beyond our control; loss of availability, reliability and cost-effectiveness of transportation facilities and fluctuations in transportation costs; inflationary pressures and availability and price of mining and other industrial supplies; the effects of foreign and domestic trade policies, actions or disputes on the level of trade among the countries and regions in which we operate, the competitiveness of our exports, or our ability to export; competition, both within our industry and with producers of competing energy sources, including the effects from any current or future legislation or regulations designed to support, promote or mandate renewable energy sources; alternative steel production technologies that may reduce demand for our coal; the loss of key personnel or the failure to attract additional qualified personnel and the availability of skilled employees and other workforce factors; our ability to secure new coal supply arrangements or to renew existing coal supply arrangements; the loss of, or significant reduction in, purchases by our largest customers; disruptions in the supply of coal from third parties; risks related to our international growth; our relationships with, and other conditions affecting our customers and our ability to collect payments from our customers; the availability and cost of surety bonds, including potential collateral requirements; additional demands for credit support by third parties and decisions by banks, surety bond providers, or other counterparties to reduce or eliminate their exposure to the coal industry; inaccuracies in our estimates of our coal reserves; defects in title or the loss of a leasehold interest; losses as a result of certain marketing and asset optimization strategies; cyber-attacks or other security breaches that disrupt our operations, or that result in the unauthorized release of proprietary, confidential or personally identifiable information; our ability to acquire or develop coal reserves in an economically feasible manner; our ability to comply with the restrictions imposed by our term loan debt facility and other financing arrangements; our ability to service our outstanding indebtedness and raise funds necessary to repurchase our convertible notes for cash following a fundamental change or to pay any cash amounts due upon conversion; existing and future legislation and regulations affecting both our coal mining operations and our customers’ coal usage; governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; increased pressure from political and regulatory authorities, along with environmental and climate change activist groups, and lending and investment policies adopted by financial institutions and insurance companies to address concerns about the environmental impacts of coal combustion; increased attention to environmental, social or governance matters; our ability to obtain and renew various permits necessary for our mining operations; risks related to regulatory agencies ordering certain of our mines to be temporarily or permanently closed under certain circumstances; risks related to extensive environmental regulations that impose significant costs on our mining operations, and could result in litigation or material liabilities; the accuracy of our estimates of reclamation and other mine closure obligations; the existence of hazardous substances or other environmental contamination on property owned or used by us; risks related to tax legislation and our ability to use net operating losses and certain tax credits; and our ability to pay base or variable dividends in accordance with our announced capital return program. All forward-looking statements in this press release, as well as all other written and oral forward-looking statements attributable to us or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this section and elsewhere in this press release. These factors are not necessarily all of the important factors that could cause actual results or outcomes to vary significantly, and adversely, from those anticipated at the time such statements were first made. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results and outcomes to be materially, and adversely, different than those expressed in our forward-looking statements. For these reasons, readers should not place undue reliance on any such forward-looking statements. These forward-looking statements speak only as of the date on which such statements were made, and we do not undertake, and expressly disclaim, any duty to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by the federal securities laws. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

	(Unaudited)		(Unaudited)
Revenues	$863,835	$594,412	$2,865,129	$1,402,345

Costs, expenses and other operating
Cost of sales (exclusive of items shown separately below)	610,027	423,826	1,758,012	1,089,061
Depreciation, depletion and amortization	33,958	30,760	98,948	84,441
Accretion on asset retirement obligations	4,430	5,437	13,290	16,311
Change in fair value of coal derivatives and coal trading activities, net	(12,252)	19,641	5,144	28,931
Selling, general and administrative expenses	26,107	21,081	79,271	66,679
Other operating expense (income), net	16,997	(1,731)	18,796	(11,344)
	679,267	499,014	1,973,461	1,274,079

Income from operations	184,568	95,398	891,668	128,266

Interest expense, net
Interest expense	(4,060)	(6,151)	(16,245)	(13,220)
Interest and investment income	2,224	-	2,776	474
	(1,836)	(6,151)	(13,469)	(12,746)

Income before nonoperating expenses	182,732	89,247	878,199	115,520

Nonoperating expenses
Non-service related pension and postretirement benefit costs	(857)	(1,186)	(2,189)	(3,252)
Net loss resulting from early retirement of debt	(394)	-	(14,143)	-
	(1,251)	(1,186)	(16,332)	(3,252)

Income before income taxes	181,481	88,061	861,867	112,268
Provision for (benefit from) for income taxes	474	(1,082)	1,424	1,301

Net income	$181,007	$89,143	$860,443	$110,967

Net income per common share
Basic earnings per share	$9.84	$5.83	$50.97	$7.26
Diluted earnings per share	$8.68	$4.92	$41.00	$6.49

Weighted average shares outstanding
Basic weighted average shares outstanding	18,396	15,302	16,881	15,293
Diluted weighted average shares outstanding	20,908	18,105	21,210	17,101

Dividends declared per common share	$6.00	$-	$14.36	$-

Adjusted EBITDA (A)	$222,956	$131,595	$1,003,906	$229,018

(A) Adjusted EBITDA is defined and reconciled under "Reconciliation of Non-GAAP Measures" later in this release.

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$490,321	$325,194
Short-term investments	10,671	14,463
Restricted cash	1,100	1,101
Trade accounts receivable	210,349	324,304
Other receivables	13,592	8,271
Inventories	215,172	156,734
Other current assets	49,869	52,804
Total current assets	991,074	882,871

Property, plant and equipment, net	1,116,550	1,120,043

Other assets
Equity investments	17,044	15,403
Fund for asset retirement obligations	130,000	20,000
Other noncurrent assets	65,194	78,843
Total other assets	212,238	114,246
Total assets	$2,319,862	$2,117,160

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$186,322	$131,986
Accrued expenses and other current liabilities	160,247	167,304
Current maturities of debt	52,179	223,050
Total current liabilities	398,748	522,340
Long-term debt	121,914	337,623
Asset retirement obligations	195,655	192,672
Accrued pension benefits	493	1,300
Accrued postretirement benefits other than pension	72,890	73,565
Accrued workers’ compensation	222,648	224,105
Other noncurrent liabilities	121,453	81,689
Total liabilities	1,133,801	1,433,294

Stockholders' equity
Common Stock	286	255
Paid-in capital	766,427	784,356
Retained earnings	1,299,024	712,478
Treasury stock, at cost	(884,879)	(827,381)
Accumulated other comprehensive income	5,203	14,158
Total stockholders’ equity	1,186,061	683,866
Total liabilities and stockholders’ equity	$2,319,862	$2,117,160

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2022	2021

	(Unaudited)
Operating activities
Net income	$860,443	$110,967
Adjustments to reconcile to cash from operating activities:
Depreciation, depletion and amortization	98,948	84,441
Accretion on asset retirement obligations	13,290	16,311
Deferred income taxes	-	11
Employee stock-based compensation expense	20,837	12,841
Amortization relating to financing activities	1,958	4,801
Gain on disposals and divestitures, net	(1,012)	(857)
Reclamation work completed	(11,229)	(36,200)
Contribution to fund asset retirement obligations	(110,000)	-
Changes in:
Receivables	108,635	(115,858)
Inventories	(58,438)	(29,862)
Accounts payable, accrued expenses and other current liabilities	58,791	12,827
Income taxes, net	826	1,247
Coal derivative assets and liabilities, including margin account	5,144	29,170
Other	27,038	1,743
Cash provided by operating activities	1,015,231	91,582

Investing activities
Capital expenditures	(94,517)	(212,046)
Minimum royalty payments	(1,069)	(1,186)
Proceeds from disposals and divestitures	1,963	1,135
Purchases of short-term investments	(10,675)	-
Proceeds from sales of short-term investments	14,450	81,986
Investments in and advances to affiliates, net	(6,692)	(2,723)
Cash used in investing activities	(96,540)	(132,834)

Financing activities
Payments on term loan due 2024	(273,038)	(2,250)
Proceeds from equipment financing	-	19,438
Proceeds from tax exempt bonds	-	44,985
Payments on convertible debt	(149,273)	-
Net payments on other debt	(23,942)	(20,208)
Debt financing costs	(690)	(2,057)
Purchase of treasury stock	(56,498)	-
Dividends paid	(264,638)	-
Payments for taxes related to net share settlement of equity awards	(4,908)	(1,293)
Proceeds from warrants exercised	19,422	-
Cash (used in) provided by financing activities	(753,565)	38,615

Increase (decrease) in cash and cash equivalents, including restricted cash	165,126	(2,637)
Cash and cash equivalents, including restricted cash, beginning of period	326,295	193,445

Cash and cash equivalents, including restricted cash, end of period	$491,421	$190,808

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$490,321	$189,707
Restricted cash	1,100	1,101

	$491,421	$190,808

Arch Resources, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Term loan due 2024 ($7.3 million face value)	$7,252	$280,353
Tax exempt bonds ($98.1 million face value)	98,075	98,075
Convertible Debt ($25.4 million face value)	25,356	121,617
Other	46,947	70,836
Debt issuance costs	(3,537)	(10,208)
	174,093	560,673
Less: current maturities of debt	52,179	223,050
Long-term debt	$121,914	$337,623

Calculation of net (cash) debt
Total debt (excluding debt issuance costs)	$177,630	$570,881
Less liquid assets:
Cash and cash equivalents	490,321	325,194
Short term investments	10,671	14,463
	500,992	339,657
Net (cash) debt	$(323,362)	$231,224

Arch Resources, Inc. and Subsidiaries
Operational Performance
(In millions, except per ton data)

	Three Months Ended September 30, 2022		Three Months Ended June 30, 2022		Three Months Ended September 30, 2021
	(Unaudited)		(Unaudited)		(Unaudited)
Metallurgical
Tons Sold	1.9		2.1		2.0

Segment Sales	$346.0	$181.34	$605.3	$286.40	$254.9	$128.77
Segment Cash Cost of Sales	191.3	100.27	209.1	98.95	136.3	68.84
Segment Cash Margin	154.7	81.07	396.2	187.45	118.6	59.93

Thermal
Tons Sold	18.4		17.8		19.0

Segment Sales	$366.2	$19.94	$349.1	$19.62	$254.5	$13.38
Segment Cash Cost of Sales	271.0	14.76	257.7	14.48	203.6	10.70
Segment Cash Margin	95.2	5.18	91.4	5.14	50.9	2.68

Total Segment Cash Margin	$249.9		$487.6		$169.6

Selling, general and administrative expenses	(26.1)		(26.5)		(21.1)
Other	(0.8)		(1.2)		(16.9)

Adjusted EBITDA	$223.0		$460.0		$131.6

Arch Resources, Inc. and Subsidiaries
Reconciliation of NON-GAAP Measures
(In thousands, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.
The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated Income Statements, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended September 30, 2022
(In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Revenues in the Condensed Consolidated Income Statements	$444,306	$419,529	$-	$863,835
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	-	14,701	-	14,701
Coal sales revenues from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	-	-
Transportation costs	98,292	38,595	-	136,887
Non-GAAP Segment coal sales revenues	$346,014	$366,233	$-	$712,247
Tons sold	1,908	18,365
Coal sales per ton sold	$181.34	$19.94

Quarter ended June 30, 2022
(In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Revenues in the Condensed Consolidated Income Statements	$724,492	$408,866	$-	$1,133,358
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	-	17,385	-	17,385
Coal sales revenues from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	-	-
Transportation costs	119,157	42,349	-	161,506
Non-GAAP Segment coal sales revenues	$605,335	$349,132	$-	$954,467
Tons sold	2,114	17,792
Coal sales per ton sold	$286.40	$19.62

Quarter ended September 30, 2021
(In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Revenues in the Condensed Consolidated Income Statements	$295,291	$299,096	$25	$594,412
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	(502)	6,997	-	6,495
Coal sales revenues from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	26	26
Transportation costs	40,845	37,565	(1)	78,409
Non-GAAP Segment coal sales revenues	$254,948	$254,534	$-	$509,482
Tons sold	1,980	19,025
Coal sales per ton sold	$128.77	$13.38

Arch Resources, Inc. and Subsidiaries
Reconciliation of NON-GAAP Measures
(In thousands, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated Income Statements, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended September 30, 2022
(In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Cost of sales in the Condensed Consolidated Income Statements	$289,610	$313,430	$6,987	$610,027
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	-	3,825	-	3,825
Transportation costs	98,292	38,595	-	136,887
Cost of coal sales from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	4,277	4,277
Other (operating overhead, certain actuarial, etc.)	-	-	2,710	2,710
Non-GAAP Segment cash cost of coal sales	$191,318	$271,010	$-	$462,328
Tons sold	1,908	18,365
Cash cost per ton sold	$100.27	$14.76

Quarter ended June 30, 2022
(In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Cost of sales in the Condensed Consolidated Income Statements	$328,302	$303,970	$7,488	$639,760
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	-	3,939	-	3,939
Transportation costs	119,157	42,349	-	161,506
Cost of coal sales from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	4,331	4,331
Other (operating overhead, certain actuarial, etc.)	-	-	3,157	3,157
Non-GAAP Segment cash cost of coal sales	$209,145	$257,682	$-	$466,827
Tons sold	2,114	17,792
Cash cost per ton sold	$98.95	$14.48

Quarter ended September 30, 2021
(In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Cost of sales in the Condensed Consolidated Income Statements	$177,146	$241,158	$5,522	$423,826
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Transportation costs	40,845	37,565	(1)	78,409
Cost of coal sales from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	4,012	4,012
Other (operating overhead, certain actuarial, etc.)	-	-	1,511	1,511
Non-GAAP Segment cash cost of coal sales	$136,301	$203,593	$-	$339,894
Tons sold	1,980	19,025
Cash cost per ton sold	$68.84	$10.70

Arch Resources, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company’s core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments. Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

	(Unaudited)		(Unaudited)
Net income	$181,007	$89,143	$860,443	$110,967
Provision for (benefit from) for income taxes	474	(1,082)	1,424	1,301
Interest expense, net	1,836	6,151	13,469	12,746
Depreciation, depletion and amortization	33,958	30,760	98,948	84,441
Accretion on asset retirement obligations	4,430	5,437	13,290	16,311
Non-service related pension and postretirement benefit costs	857	1,186	2,189	3,252
Net loss resulting from early retirement of debt	394	-	14,143	-

Adjusted EBITDA	$222,956	$131,595	$1,003,906	$229,018
EBITDA from idled or otherwise disposed operations	3,624	3,074	9,972	10,637
Selling, general and administrative expenses	26,107	21,081	79,271	66,679
Other	(690)	15,535	8,114	22,646

Segment Adjusted EBITDA from coal operations	$251,997	$171,285	$1,101,263	$328,980

Segment Adjusted EBITDA
Metallurgical	155,185	118,548	810,615	221,391
Thermal	96,812	52,737	290,648	107,589

Total Segment Adjusted EBITDA	$251,997	$171,285	$1,101,263	$328,980

Discretionary cash flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022		2022
	(Unaudited)		(Unaudited)
Cash flow from operating activities	$454,064		$1,015,231
Less: Capital expenditures	(41,360)		(94,517)
Discretionary cash flow	$412,704		$920,714